Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Fourth Quarter and Full Year 2021 Results

Highlights

•	Fourth quarter revenue of $1,373.4 million increased 20.5% year-over-year.
•	Clinical Solutions net new business awards and book-to-bill ratios:
◦

Including reimbursable out-of-pocket expenses, $357.1 million for the fourth quarter, a year-over-year decline of 72.9% and a book-to-bill ratio of 0.34x, and $4,362.6 million for the trailing twelve months, a year-over-year decline of 7.9% and a book-to-bill ratio of 1.09x.

◦

Excluding reimbursable out-of-pocket expenses, $895.5 million for the fourth quarter, a year-over-year decline of 1.5% and a book-to-bill ratio of 1.26x, and $3,579.5 million for the trailing twelve months, year-over-year growth of 17.5% and a book-to-bill ratio of 1.34x.

•	Commercial Solutions net new business awards and book-to-bill ratios:
◦

Including reimbursable out-of-pocket expenses, $486.4 million for the fourth quarter, year-over-year growth of 8.7% and a book-to-bill ratio of 1.47x, and $1,370.1 million for the trailing twelve months, year-over-year growth of 21.5% and a book-to-bill ratio of 1.14x.

◦

Excluding reimbursable out-of-pocket expenses, $420.4 million for the fourth quarter, year-over-year growth of 8.5% and a book-to-bill ratio of 1.48x, and $1,205.3 million for the trailing twelve months, year-over-year growth of 25.6% and a book-to-bill ratio of 1.15x.

•	Year-over-year ending backlog growth:
◦	Including reimbursable out-of-pocket expenses, 2.9% in Clinical Solutions and 20.9% in Deployment Solutions as of December 31, 2021.
◦	Excluding reimbursable out-of-pocket expenses, 15.4% in Clinical Solutions and 25.8% in Deployment Solutions as of December 31, 2021.
•	GAAP net income of $76.0 million decreased 17.3% from $91.9 million in the fourth quarter of 2020.
•	Adjusted EBITDA of $237.0 million increased 21.6% year-over-year.
•	GAAP diluted earnings per share of $0.72 decreased 17.2% from $0.87 in the fourth quarter of 2020.
•	Adjusted diluted earnings per share of $1.48 increased 33.3% year-over-year.
•	Announced Full Year 2022 guidance

MORRISVILLE, N.C. – February 17, 2022 -- Syneos Health (Nasdaq:SYNH), the only fully integrated biopharmaceutical solutions organization, today reported financial results for the three and twelve months ended December 31, 2021.

“Strong fundamentals and execution across our business, combined with innovative, integrated clinical and commercial capabilities enabled by data and technology, drove robust earnings and cash flow growth in the fourth quarter and full year 2021,” said Alistair Macdonald, CEO, Syneos Health. “The market for our services remains strong, driven in part by customer adoption of our unique product development strategy, new drug approvals and biotech funding. In 2022, we expect robust growth propelled by recent acquisitions, uptake for our Syneos One and Medical Affairs offerings, and continued execution of our Value Creation Plan.”

Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.

Fourth Quarter 2021 Results

Revenue of $1,373.4 million increased 20.5% on a reported basis and 20.8% on a constant currency basis for the three months ended December 31, 2021, compared to the same period in the prior year, due in part to the prior period being impacted by the COVID-19 pandemic. Clinical Solutions revenue increased 20.7% on a reported basis and 21.0% on a constant currency basis to $1,042.5 million. Acquisitions contributed approximately 1,000 basis points to Clinical Solutions reported revenue growth. Commercial Solutions revenue increased 19.8% on a reported basis and 20.2% on a constant currency basis to $330.9 million. The divestiture of medication adherence resulted in an approximate 300 basis point headwind to Commercial Solutions reported revenue growth.

GAAP net income for the three months ended December 31, 2021, decreased 17.3% to $76.0 million, resulting in diluted earnings per share of $0.72, compared to GAAP net income of $91.9 million, or diluted earnings per share of $0.87, for the three months ended December 31, 2020. The decrease in GAAP net income and diluted earnings per share for the three months ended December 31, 2021, was primarily driven by favorable discrete tax benefits in the fourth quarter of 2020. Adjusted net income for the three months ended December 31, 2021, increased 33.4% to $155.8 million, resulting in adjusted diluted earnings per share of $1.48, compared to adjusted net income of $116.8 million, or adjusted diluted earnings per share of $1.11, for the three months ended December 31, 2020.

Adjusted EBITDA for the three months ended December 31, 2021, increased 21.6% to $237.0 million from the same period in the prior year.

Full Year 2021 Results

Revenue of $5,213.0 million increased 18.1% on a reported basis and 17.0% on a constant currency basis for the twelve months ended December 31, 2021, compared to the same period in the prior year, due in part to the prior period being impacted by the COVID-19 pandemic. Clinical Solutions revenue increased 20.1% on a reported basis and 18.8% on a constant currency basis to $4,009.1 million. Acquisitions contributed approximately 830 basis points and the divestiture of contingent staffing resulted in an approximate 60 basis point headwind to Clinical Solutions reported revenue growth. Commercial Solutions revenue increased 11.9% on a reported basis and 11.5% on a constant currency basis to $1,203.9 million. The divestiture of medication adherence resulted in an approximate 280 basis point headwind to Commercial Solutions reported revenue growth.

GAAP net income for the twelve months ended December 31, 2021, increased 21.8% to $234.8 million, resulting in diluted earnings per share of $2.24, compared to GAAP net income of $192.8 million, or diluted earnings per share of $1.83, for the twelve months ended December 31, 2020. Adjusted net income for the twelve months ended December 31, 2021, increased 30.4% to $468.4 million, resulting in adjusted diluted earnings per share of $4.46, compared to adjusted net income of $359.2 million, or adjusted diluted EPS of $3.41, for the twelve months ended December 31, 2020.

Adjusted EBITDA for the twelve months ended December 31, 2021, increased 20.8% to $765.3 million from the prior year.

Net New Business Awards and Backlog

Within Clinical Solutions, the pandemic has accelerated the adoption of virtual engagement with sites and patients, creating increased demand for decentralized solutions capabilities. As a result, we have continued to experience reduced travel and other reimbursable out-of-pocket expenses related to lower physical monitoring visits for Clinical Solutions relative to pre-pandemic levels. We have also experienced a reduction the costs associated with investigational medicinal products, which has also resulted in lower reimbursable out-of-pocket expenses. Within Commercial Solutions, we have continued to experience fewer field team visits to healthcare providers and increased virtual investigator meetings. Therefore, we expect reimbursable out-of-pocket expenses as a percentage of revenue to remain lower relative to pre-pandemic levels and adjusted our ending backlog accordingly, impacting both our reported net new business awards and backlog growth in the fourth quarter.

Net new business awards and book-to-bill ratios for the three and twelve months ended December 31, 2021, were as follows (in millions):

	Three Months Ended December 31, 2021			Twelve Ended December 31, 2021
	Net new business awards	Book-to-bill ratio		Net new business awards	Book-to-bill ratio
Including reimbursable out-of-pocket expenses:	(dollars in millions)
Clinical Solutions	$357.1	0.34x		$4,362.6	1.09x
Commercial Solutions	486.4	1.47x		1,370.1	1.14x
Total	$843.5	0.61x		$5,732.7	1.10x

Excluding reimbursable out-of-pocket expenses:
Clinical Solutions	$895.5	1.26	x	$3,579.5	1.34	x
Commercial Solutions	420.4	1.48	x	1,205.3	1.15	x
Total	$1,315.9	1.32	x	$4,784.8	1.29	x

Our backlog as of December 31, 2021, was as follows (in millions):

Including reimbursable out-of-pocket expenses:	2021	2020	Growth %
Clinical Solutions	$10,567.3	$10,270.5	2.9%
Commercial Solutions - Deployment Solutions	860.3	711.6	20.9%
Total backlog	$11,427.6	$10,982.1	4.1%
Excluding reimbursable out-of-pocket expenses:
Clinical Solutions	$6,771.7	$5,870.2	15.4%
Commercial Solutions - Deployment Solutions	687.9	547.0	25.8%
Total backlog	$7,459.6	$6,417.1	16.2%

Liquidity and Capital Management Update

Cash flows provided by operating activities were $186.0 million and $450.3 million during the three and twelve months ended December 31, 2021, respectively.

During the three months ended December 31, 2021, the Company amended its accounts receivable financing agreement to increase the available borrowing amount from $365.0 million to $400.0 million, extended the maturity to October 2024, and drew down the additional $35.0 million. At the same time, the Company paid down $35.0 million on the facilities under its Credit Agreement.  In addition, the Company repaid the remaining outstanding balance on its revolving credit facility and made $125 million in voluntary prepayments on its Term Loan A, resulting in a net leverage of 3.6x as of December 31, 2021.

During the three months ended December 31, 2021, the Company did not repurchase common stock. During the twelve months ended December 31, 2021, the Company repurchased $117.5 million of common stock and has $182.5 million of remaining share repurchase authorization available through December 31, 2022.

Full Year 2022 Business Outlook

The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, trends in reimbursable out-of-pocket expenses, and the Company’s ForwardBound initiative, which includes expansion of the Syneos Operations Network, process optimization, and automation initiatives. In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of COVID-19 on its business. The severity and duration of the COVID-19 pandemic are outside of the Company’s control and, given the uncertain nature of the pandemic, could cause the Company’s future operating results to be different from our current expectations, particularly if the impact of the pandemic worsens. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate of approximately 23.5% for the year ending December 31, 2022. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding and does not take into account any share repurchases that may occur in 2022. The Company's full year 2022 guidance is outlined below:

	Guidance issued February 17, 2022
	FY 2022
	Low	High
	(in millions, except per share data)
Revenue	$5,600.0	$5,750.0
GAAP Net Income	281.1	300.7
GAAP Diluted EPS	2.66	2.84
Adjusted EBITDA	840.0	880.0
Adjusted Diluted EPS	$4.98	$5.24

Webcast and Conference Call Details

Syneos Health will host a conference call at 8:00 a.m. ET on February 17, 2022, to discuss its fourth quarter and full year 2021 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on February 17, 2022.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization purpose-built to accelerate customer success. We lead with a product development mindset, strategically blending clinical development, medical affairs and commercial capabilities to address modern market realities.

We bring together approximately 28,000 minds, across more than 110 countries, with a deep understanding of patient and physician behaviors and market dynamics. Together we share insights, use the latest technologies and apply advanced business practices to speed our customers’ delivery of important therapies to patients.

Syneos Health supports a diverse, equitable and inclusive culture that cares for colleagues, customers, patients, communities and the environment.

To learn more about how Syneos Health is shortening the distance from lab to life®, visit syneoshealth.com or subscribe to our podcast.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the future impact of the COVID-19 pandemic on our business, financial results and financial condition, anticipated financial results for the full year 2022, trends in reimbursable out-of-pocket expenses, benefits of recent acquisitions and plans for capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the COVID-19 pandemic; the Company’s potential failure to generate a large number of new business awards and the risk of delay, termination, reduction in scope, or failure to go to contract for our business awards; the Company’s potential failure to convert backlog to revenue; fluctuations in the Company’s operating results and effective income tax rate; the impact of potentially underpricing the Company’s contracts, overrunning cost estimates, or failing to receive approval for or experiencing delays with documentation of change orders; cyber-security and other risks associated with the Company’s information systems infrastructure; changes and costs of compliance with regulations related to data privacy; concentration of the Company’s customers or therapeutic areas; the risks associated with doing business internationally; challenges by tax authorities of the Company’s intercompany transfer pricing policies; the Company’s potential failure to successfully increase its market share, grow its business, and execute its growth strategies; the Company’s ability to effectively upgrade its information systems; the Company’s failure to perform its services in accordance with contractual requirements, regulatory standards, and ethical considerations; risks related to the management of clinical trials; risks related to investments in the Company’s customers’ businesses or drugs and the Company’s related commercial rights strategies; the need to hire, develop, and retain key personnel; the impact of unfavorable economic conditions, including the uncertain international economic environment; changes in exchange rates; effective income tax rate fluctuations; the Company’s ability to protect its intellectual property; risks related to the Company’s acquisition strategy, including its ability to realize synergies; the Company’s relationships with customers who are in competition with each other; any failure to realize the full value of the Company’s goodwill and intangible assets; risks related to restructuring; the Company’s compliance with anti-corruption and anti-bribery laws; the Company’s dependence on third parties; potential employment liability; impacts from increasing focus on environmental sustainability and social initiatives; the Company’s ability to utilize net operating loss carryforwards and other tax attributes; downgrades of the Company’s credit ratings; competition in the biopharmaceutical services industry; outsourcing trends and changes in aggregate spending and research and development budgets; the impact of, including changes in, government regulations and healthcare reform; the Company’s ability to keep pace with rapid technological change; the cost of and the Company’s ability to service its substantial indebtedness; other risks related to ownership of the Company’s common stock; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as updated by the Company’s other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures and Operating Metrics

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, and non-GAAP effective income tax rate. We also present revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's revenues. Constant currency segment revenue growth is defined as revenue for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s revenues.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; and the income tax effect of the above adjustments.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.

Net Leverage represents total debt less cash and cash equivalents divided by trailing twelve month Adjusted EBITDA.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

We also present certain key operating metrics, including a new operating metric, segment book-to-bill ratio excluding reimbursable out-of-pocket expenses, due to our expectations that reimbursable out-of-pocket expenses as a percentage of revenue will remain lower relative to pre-pandemic levels as discussed above. Specifically, Clinical Solutions book-to-bill ratio excluding reimbursable out-of-pocket expenses, represents Clinical Solutions net new business awards, excluding reimbursable out-of-pocket expenses, divided by Clinical Solutions revenue, excluding reimbursable out-of-pocket expenses, in each case for the respective period. Commercial Solutions book-to-bill ratio excluding reimbursable out-of-pocket expenses, represents Commercial Solutions net new business awards, excluding reimbursable out-of-pocket expenses, divided by Commercial Solutions revenue, excluding reimbursable out-of-pocket expenses, in each case for the respective period.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Gary Gatyas Executive Director, External Communications Phone: +1 908 763 3428 Email: gary.gatyas@syneoshealth.com

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenue	$1,373,384	$1,140,019	$5,212,970	$4,415,777

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	1,024,766	848,008	3,994,484	3,398,142
Selling, general, and administrative expenses	149,258	120,784	570,765	472,726
Restructuring and other costs	4,413	6,000	22,816	29,414
Depreciation	19,547	18,355	73,832	70,185
Amortization	44,175	36,421	161,793	152,167
Total operating expenses	1,242,159	1,029,568	4,823,690	4,122,634
Income from operations	131,225	110,451	389,280	293,143

Total other expense, net:
Interest expense, net	16,491	22,754	79,141	90,880
Loss on extinguishment of debt	810	1,235	3,612	1,581
Other (income) expense, net	(2,777)	(403)	(8,633)	(2,976)
Total other expense, net	14,524	23,586	74,120	89,485
Income before provision for income taxes	116,701	86,865	315,160	203,658
Income tax expense (benefit)	40,742	(5,021)	80,329	10,871
Net income	$75,959	$91,886	$234,831	$192,787

Earnings per share:
Basic	$0.73	$0.88	$2.26	$1.85
Diluted	$0.72	$0.87	$2.24	$1.83
Weighted average common shares outstanding:
Basic	103,717	103,932	103,872	104,168
Diluted	104,998	105,410	105,065	105,465

Syneos Health, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$106,475	$272,173
Accounts receivable and unbilled services, net	1,524,890	1,344,781
Prepaid expenses and other current assets	135,091	121,058
Total current assets	1,766,456	1,738,012
Property and equipment, net	222,657	216,200
Operating lease right-of-use assets	209,408	223,285
Goodwill	4,956,015	4,776,178
Intangible assets, net	854,067	933,525
Deferred income tax assets	35,387	35,059
Other long-term assets	193,103	141,047
Total assets	$8,237,093	$8,063,306

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$107,535	$113,684
Accrued expenses	614,441	611,042
Deferred revenue	868,455	793,068
Current portion of operating lease obligations	43,058	42,082
Current portion of finance lease obligations	20,627	17,455
Total current liabilities	1,654,116	1,577,331
Long-term debt	2,775,721	2,902,054
Operating lease long-term obligations	205,798	221,760
Finance lease long-term obligations	34,181	31,522
Deferred income tax liabilities	78,062	20,216
Other long-term liabilities	76,660	68,311
Total liabilities	4,824,538	4,821,194

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,764 and 103,935 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1,038	1,039
Additional paid-in capital	3,474,088	3,461,747
Accumulated other comprehensive loss, net of taxes	(49,618)	(40,801)
Accumulated deficit	(12,953)	(179,873)
Total shareholders' equity	3,412,555	3,242,112
Total liabilities and shareholders' equity	$8,237,093	$8,063,306

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$234,831	$192,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	235,625	222,352
Share-based compensation	65,204	58,491
Provision for doubtful accounts	367	695
Provision for (benefit from) deferred income taxes	46,522	(3,839)
Foreign currency transaction adjustments	(5,928)	4,148
Fair value adjustment of contingent obligations	(597)	(3,664)
Gain on sale of business	—	(7,133)
Loss on extinguishment of debt	3,612	1,581
Other non-cash items	7,789	1,765
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, unbilled services, and deferred revenue	(109,364)	16,316
Accounts payable and accrued expenses	24,620	(2,561)
Other assets and liabilities	(52,403)	(55,445)
Net cash provided by operating activities	450,278	425,493
Cash flows from investing activities:
Payments related to acquisitions of businesses, net of cash acquired	(278,920)	(456,455)
Proceeds from notes receivable from divestiture	5,000	—
Proceeds from sale of business	—	17,970
Purchases of property and equipment	(56,841)	(50,010)
Investments in unconsolidated affiliates	(5,741)	(15,589)
Loan to unconsolidated affiliate	(3,844)	—
Net cash used in investing activities	(340,346)	(504,084)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	494,505	600,000
Payments of debt financing costs	(1,008)	(9,570)
Repayments of long-term debt	(727,277)	(327,294)
Proceeds from accounts receivable financing agreement	100,000	31,600
Repayments of accounts receivable financing agreement	—	(6,600)
Proceeds from revolving line of credit	80,000	300,000
Repayments of revolving line of credit	(80,000)	(300,000)
Payments of contingent consideration related to acquisitions	(7,197)	(26,634)
Payments of finance leases	(15,774)	(16,434)
Payments for repurchases of common stock	(117,521)	(70,151)
Proceeds from exercises of stock options	28,148	24,568
Payments related to tax withholdings for share-based compensation	(31,453)	(21,220)
Net cash (used in) provided by financing activities	(277,577)	178,265
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,947	8,810
Net change in cash, cash equivalents, and restricted cash	(165,698)	108,484
Cash, cash equivalents, and restricted cash - beginning of period	272,173	163,689
Cash, cash equivalents, and restricted cash - end of period	$106,475	$272,173

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
EBITDA and adjusted EBITDA:
Net income, as reported	$75,959	$91,886	$234,831	$192,787
Interest expense, net	16,491	22,754	79,141	90,880
Income tax expense (benefit)	40,742	(5,021)	80,329	10,871
Depreciation	19,547	18,355	73,832	70,185
Amortization (a)	44,175	36,421	161,793	152,167
EBITDA	196,914	164,395	629,926	516,890
Restructuring and other costs (b)	4,413	6,000	22,816	29,414
Transaction and integration-related expenses (c)	21,279	12,342	52,378	30,242
Share-based compensation (d)	16,313	11,225	65,204	58,491
Other (income) expense, net (e)	(2,777)	(403)	(8,633)	(2,976)
Loss on extinguishment of debt (f)	810	1,235	3,612	1,581
Adjusted EBITDA	$236,952	$194,794	$765,303	$633,642

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted net income:
Net income, as reported	$75,959	$91,886	$234,831	$192,787
Amortization (a)	44,175	36,421	161,793	152,167
Restructuring and other costs (b)	4,413	6,000	22,816	29,414
Transaction and integration-related expenses (c)	21,279	12,342	52,378	30,242
Share-based compensation (d)	16,313	11,225	65,204	58,491
Other (income) expense, net (e)	(2,777)	(403)	(8,633)	(2,976)
Loss on extinguishment of debt (f)	810	1,235	3,612	1,581
Income tax adjustment to normalized rate (g)	(4,416)	(41,905)	(63,569)	(102,547)
Adjusted net income	$155,756	$116,801	$468,432	$359,159

Diluted weighted average common shares outstanding	104,998	105,410	105,065	105,465

Adjusted diluted earnings per share	$1.48	$1.11	$4.46	$3.41

a.

Represents the amortization of intangible assets associated with acquired backlog, customer relationships, trade names and trademarks, intellectual property, patient communities, and acquired technologies.

b.

Restructuring and other costs consist primarily of severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations and termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

c.	Represents fees associated with acquisitions, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
d.	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
e.	Other (income) expense is comprised primarily of foreign currency exchange gains and losses, other gains and losses related to investments, and contingent consideration on divested businesses.
f.	Loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
g.

Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 22.5% for the three months ended December 31, 2021, 23.5% for the year ended December 31, 2021, and 24.0% for the three and year ended December 31, 2020. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP

Full Year 2022 Guidance

(in millions, except per share data)

(Unaudited)

	Guidance Issued February 17, 2022
	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$281.1	$300.7
Adjustments (a):
Interest expense, net	70.0	72.0
Income tax expense	120.4	128.8
Depreciation	82.0	84.0
Amortization	160.0	162.0
EBITDA	713.5	747.5
Restructuring and other costs	29.5	31.5
Transaction and integration-related expenses	29.0	31.0
Share-based compensation	68.0	70.0
Adjusted EBITDA	$840.0	$880.0

	Guidance issued February 17, 2022
	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$281.1	$300.7	$2.66	$2.84
Adjustments:
Amortization (a)	160.0	162.0	1.51	1.53
Restructuring and other costs (a)	29.5	31.5	0.28	0.30
Transaction and integration-related expenses (a)	29.0	31.0	0.27	0.29
Share-based compensation (a)	68.0	70.0	0.64	0.66
Income tax adjustment to normalized rate (b)	(41.2)	(41.3)	(0.39)	(0.39)
Adjusted net income and adjusted diluted earnings per share (c)	$526.4	$553.9	$4.98	$5.24
a.	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
b.	Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 23.5%, which represents the Company's estimated full year non-GAAP effective tax rate.
c.

Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for the year ending December 31, 2022 of approximately 105.7 million shares, which will vary by quarter.